Exhibit 99.1

Innovative Solutions & Support

Moderator: Geoffrey Hedrick

October 14, 2005

10:00 a.m. EST

OPERATOR:  Good morning, ladies and gentlemen, my name is India (ph), and I will be your conference facilitator today.  At this time, I would like to welcome everyone to the Innovative Solutions and Support Preliminary 2005 Sales and Earnings and Business Outlook conference call.  All lines have been placed on mute to prevent any background noise.  After the speaker’s remarks, there will be a question-and-answer period.  If you would like to ask a question during this time, please press star and the number one on your telephone keypad.  If you would like to withdraw your question at any time, please press the pound key.  Thank you.  It is now my pleasure to turn the floor over to your host, Mr. Geoffrey Hedrick.  Sir, the floor is yours.

GEOFFREY HEDRICK, CHAIRMAN AND CEO, INNOVATIVE SOLUTIONS AND SUPPORT:  Good morning, this is Geoff Hedrick, I’m Chairman and CEO of Innovative Solutions and Support, and I welcome you to our conference call this morning, where in just a few minutes that we’ll discuss new business recently received, preliminary fourth quarter sales and earnings, and our business outlook going forward.

This is preliminary to our year-end conference call, which will occur around the 10th of November.  Joining me from our corporate offices in Exton, Pennsylvania is Roman Ptakowski, our President, and Jim Reilly, our CFO.  Before we get started, I want Jim to read into the conference call our Safe Harbor message.  Jim, go ahead.

JIM REILLY, PRINCIPAL ACCOUNTING OFFICER AND CFO, INNOVATIVE SOLUTIONS AND SUPPORT:  Geoff, thank you and good morning, everybody.  Certain matters discussed in this conference call, including operating and financial results for future periods, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially, either better or worse, from those discussed, including other risks and uncertainties reflected in the company’s prospectus and 10-K on file with the SEC.

Geoff, back to you.

GEOFFREY HEDRICK:  Thank you, Jim.  I’m pleased to report that the – we are beginning a successful product transition from predominantly data RBSM (ph) product offerings, which satisfied the peak demand of the 2005 mandate.  In the prior quarter, we booked in over $5 million worth of new flat panel business, including a significant order from the Canadian National Defense for their C130 (ph) from Snow Aviation (ph).  And importantly, initial orders from ABX Air (ph) for 767 retrofits, as well as the Boeing 767 Tanker and LTAC (ph).

This past June, we had announced our flat panel display system was selected for royal Netherlands Air Force KC10 (ph).  During the quarter, we received an order from Boeing for three ship sets valued at approximately a million dollars.  In addition, last June the company announced that it teamed with ABX Air (ph) to upgrade 767 cockpits with flat panel display systems.

Since that announcement, ABX Air (ph) has placed orders for $1.6 million to retrofit their 767 presently undergoing cargo tour (ph) modifications.  The first 767 has been upgraded with a primary white and navigation display, we have successfully completed ground and flight testing, submitted all data requirements for issuance of the TSO (ph) and STCs (ph), and the FAA is presently clearing up the paperwork, we expect the – both the TSO (ph) and FCC for the 767 to be issued shortly, within the next seven to 10 days.  We were advised by the FAA there were no problems with our submittal.

Excuse me.  I will comment on the significance of this achievement later.  Earlier, we announced the company received T130 (ph) flat panel engine display systems from Lockheed Martin’s Spar (ph) Aerospace, the Royal New Zealand Air Force.  Further, we were – we were selected by Marshalls of Cambridge (ph), a highly respected European systems integrator, for their common core Avionics upgrade, meaning that whenever they do an ABIMX (ph) upgrade, our flat panel system will be that core of that upgrade, so it’ll be broadly applicable to not only C130s (ph), but specifically it’ll be used on L1011s (ph) and other aircraft, that’s a remarkable achievement.

During the quarter, we built on these successes with orders from Snow Aviation (ph), a systems integrator, and the Canadian Department of National Defense for retrofit of their C130s (ph).  The initial D&D (ph) order is valued at approximately two and a half million, in addition the order contains an option for an additional million dollars of equipment, and provides a good basis from which orders for additional features and functions will be generated.

We are – we have pursued C130 (ph) initially with this – these panels, and we’ll broadly apply new systems to – systems, including fuel gauging and control systems.

Boeing continues to increase its requirements for 767 Tanker program, and has added an additional half a million dollars to their basic contract with us.  In addition, half a million dollars we received for flat panels on the LK (ph) program.

As noted in prior communications, selection by Boeing, Lockheed Martin, and ABX Air (ph) provides the company with fine positioning for additional opportunities, and is a good leading indicator for future success.  We’re just at the start of our growth curve.

We also enjoyed an additional Air Data (ph) and RBSM (ph) business in the quarter, as Genesis Three (ph) Engineering ordered over a million dollars worth of RBSM (ph) equipment for the Falcon 20 (ph) airplane.  Various other Air Data (ph) business was received as well during the quarter, and the total bookings were substantially more than last quarter, upwards of $10 million.

Of that 10 booked, over 40 percent in backlog is now flat panel.  The lack of progress to the King Air (ph) program has caused us to conservatively reduced some of our backlog, and as we pursue opportunities with other customers who will proceed more quickly with this certification.

Preliminary fourth quarter and fiscal 2000 results.  The results are preliminary, and only because our fourth quarter and year end results are in process of being audited by D&T (ph), and mid November we will release audited numbers, including the bank – the balance sheet, and cash flow statement, and schedule our conference call to address the quarter and update you with anything new.

Sales in Q4 were a disappointing 8.2 million.  This is – provides what we believe a low point in which we will build with our new product line, and exploit opportunities in RBSM (ph) that have waited for us, our new low cost solution.

However, the gross margins were still 62 percent, and for the fiscal year, our gross margin was a record 67 percent.  The net income for the quarter was five cents, the net income for the fiscal year was a record 18.4 million, or over a dollar a fully diluted share.

Our cash increased by a record 17.3 million, or – and is now 95 cents per diluted share.  The cash balance for the fiscal year was a record 83 million, or four and a half dollars, 4.55 business out.

Prospects for our flat panel business are paramount to understanding our confidence for the continued growth of Innovative Solutions and Support.  Our recent program wins attended flat panel orders, TSOs (ph), and most significantly the long awaited STC (ph) for a larger transport aircraft has provided remarkable stimulus to the – to the general acceptance and our own optimism for the future.

IS&S is successfully positioning itself as a systems integrator.  Not only the flat panels, but other systems on board, including areas in which we’ll do inertial (ph) sensing will advance our product base and provide more of a total cost fit (ph) solution.

And working with other suppliers who can supply us with products like flight management systems, we can offer a broad and diverse product line.  We are positioned to provide increasing shelf (ph) of products for retrofit (INAUDIBLE) programs like C130 (ph), KC10 (ph), 135 (ph), 5767 (ph), and are in process of developing a standard cockpit configuration across the Boeing 727, 37, 47, 57 and 67 fleets.  This will provide our customers with significant savings and training, and provide us, we believe, with an extremely large business opportunity going forward.

On the – on the Boeing 757, 67 market potential is significant in itself.  There are nearly 1,900 early generation aircraft that are prime candidates.  And as recently in this – as – in the last 18 months, the value of the Boeing 757 specifically has gone up by a factor of almost two to one, it’s because of the demand.

People are investing significant amount of money in ringlets (ph) for these aircraft, and we expect the same people to be compelled to buy our now STC (ph) upgrade.  This is the first STC (ph) for a 767, the only one to our – for our retrofit STC (ph), the only one available.  And our price point for the system, and its ability to be installed in a matter of days instead of weeks make it a compelling retrofit.

As previously reported, Marshalls of Cambridge (ph) in the U.K. selected IS&S flat panel system for their common core avionics upgrade offering.  We are – we are currently in late stage negotiations for a number of military programs with Marshalls of Cambridge (ph).  We see flat panel demand building as we expand our customer base.  Our cockpit and IP, or information portal flight deck system is compact lightweight, and TSO’d (ph) to the latest FAA air worthiness – air worthiness circular guidance.  This allows the system to be easily retrofitted, and certified to a broad range of aircraft types.

The – obtaining the initial STC (ph) significantly facilitates subsequent STCs (ph), and will allow application to a broad range of aircraft relatively easily.  The weight savings of more than 200 pounds in the 767, as an example, saves dramatically on fuel, and increases the dispatch reliability of the aircraft by a factor of 10 or more.

Our cockpit IP is offered at a price point that is uniquely attractive, not only in air transport and military markets, but now has application in general aviation applications as low as light twins and high performance singles (ph).  We are impressively pursuing general aviation, and have initially targeted a variety of aircraft, both turbo prop, and turbo jet, like Learjet, Falcon (ph), and Citation.  For all of these, we have solutions in hand for flat panel retrofit.  We are now in discussions with retrofit service providers who can buy and install our products.  We anticipate that this will be a source of orders and revenue during the current fiscal year.

We continue to see a market for our air data systems, RBSM (ph) compliance for bus jets (ph) is just over 70 percent at the last FAA audit released two months ago.  As recently reported in trade press (ph), many of the remaining operators have held off RBSM (ph) because they are planning to sell their aircraft, or awaiting to – for an opportune time to perform the installation.

Aircrafts that are not RBSM (ph) compliant are commanding many thousands of dollars less in resale than similar aircraft that have undergone the upgrade.  The cost benefit pendulum is swinging strongly in favor of having the work done quickly.  The high price of fuel, which continues to be a problem at flying at low altitudes, provides additional pressure.  As demand in pre-owned aircraft market rises, operators of older air models appear to be ready for compliance.

We believe our latest offering, which is a latest generation product that incorporates auto pilot interface, and new technology which lowers the total installed cost and time will satisfy this market.  To address the financial concern of smaller operators, IS&S has produced a new low cost generation for – generation for integrated air data display system.  And that product will satisfy, we believe, these users that have been holding out and waiting.

The company expects continued strong demand for air data systems in the market segment, as variously continue to (INAUDIBLE) – in the – sorry – excuse me – let me get a drink here – sorry.  Strong demand for air data a equipment in the military segment has divariously (ph) continued to replace aging equipment.  We believe it’s a total market potential that we have identified for our flat panel systems is well over a billion dollars over the next few years.  This potential will allow us to continue to grow revenues at rates similar to our historic rate of growth.

Keep in mind that our business fluctuates to the nature of the customer base.  We do not grow in a straight line, but rather respond to customer patterns and product introductions, and will inevitably oscillate on an upward trend.  On balance, we expect to make steady improvement near term, quarter comparisons may be below our historic and planned growth rates.

I’d like to answer any questions and turn it over to you.

OPERATOR:  Are you ready for questions at this time, sir?

GEOFFREY HEDRICK:  Yes, I am.

OPERATOR:  Thank you.  At this time I’d like to remind everyone that if you’d like to ask a question, please press star and the number one on your telephone keypad.  Again, if you’d like to ask a question, that’s star and then one on your telephone keypad at this time.

Our first question is coming from Kevin Wenck of Polynous Capital.  Please go ahead.

KEVIN WENCK, POLYNOUS CAPITAL:  Morning, Geoff.

GEOFFREY HEDRICK:  Good morning.  I’m sorry, I got a cold, just came back from Europe.

KEVIN WENCK:  Well the – well the Northeast isn’t treating you very well either with all the rain.  But the – on one hand, the outlook for the business sounds bright with new product introductions, backlog and things like that.  As you know yourself, the current – or the latest quarter’s revenues are below expectations, and I just wondered what your thoughts were as to, you know, how long you may be in a somewhat depressed revenue position, regardless of the backlog increases and indications of interest about new products.

GEOFFREY HEDRICK:  Thank you for the question.  We obviously are not pleased with the outcome of this last quarter as far as the shipments were concerned.  I would tell you that the third month of the quarter we shipped about $5 million of the – of the eight that we shipped, and it’s not an insignificant amount of that, something on the order of a million and a half dollars was shipped on orders received in that month in flat panels.  And that’s the good news.

I have – I would like to defer forward projections on our – until our year end normal conference call, and the reason I’m – I would like to defer them is we are in the process of doing a more accurate assessment of the – what we see as remarkable recent demand.  And there’s clearly a tendency when you look at the initial – the recent demand to extrapolate it and be potentially overly confident.  So I am deferring that, if you – until next month, about three weeks from now, when we will have a more accurate look.  It clearly – our object is to continue to grow this business on a long-term growth rate at – in the double-digits, as I’ve always talked about.  And that is what is in our sites.

We believe that we have with this recent breakthrough with STCs (ph) and business that supports that enthusiasm, see not simply a replacement for RBSM (ph) in flat panels, but rather an offering of a broader range of products, which the flat panel design and STC (ph) is a facilitator.  As an example, we have recently gotten an order from the – as you know, from the Canadian airforce, and they are now extremely interested in our ability to broaden the application of our equipment to other systems on board their airplanes, and we’re in discussions on that.

So it becomes a facilitator for a broader systems integration approach.  So a summary is, I’d like to defer that question, I would tell you that I don’t expect anything but an upward trend going forward, and within a matter of – near the end of this year, we have – certainly at this point we’re very optimistic, but I am withholding just any kind of real guidance until we do a careful analysis of the market demand.

KEVIN WENCK:  OK.  Two other general questions.  One, is although the weight saving features of your equipment would suggest in an era of higher fuel prices that they’re going to be in demand, but in the short term, are you seeing any behavior of people just parking aircrafts that they might have been using on a discretionary basis where they’re just not upgrading?

GEOFFREY HEDRICK:  Well actually we don’t see that, in fact we had one customer specifically who – and like to withhold their name – but they have a large fleet of 767s, and very low money, like most airlines, to retrofit.  But their compelling feature to retrofit aircraft is to reduce training costs and increase dispatch reliability, and reduce the number of spares they’ve got to maintain in their fleet structure.

To give you some idea what this product does, is it reduces a – I think it’s 20 – roughly 25 independent part numbers and parts replaces them with two.  So that means that this bearing (ph) requirements are much less, and the FAA has in their – in their STC (ph) approval has permitted dispatch with one of our displays out, which increases the dispatch reliability, dependent – again dependent on avionics by a factor of more than 10.

The biggest thing though is the common – a common look in the cockpit.  We can now – we will provide retrofits that allow fleet operators that operate everything from 27s to 67s, across the board to have a common looking cockpit, and significantly profoundly reducing their training of their crews, which are extremely costly, and limiting in their structure.  So the compelling feature is not clearly weight savings, that’s a nice byproduct.  The real value in this is the immense reliability that the – they have on many cases have unsupportable equipment on board the airplane, and that is all replaced by this new equipment.

KEVIN WENCK:  OK, thanks for that.  And one other general question.  Is in a transition period where your revenues might be somewhat lower than originally expected, are you doing anything to more tightly control operating expenses?

GEOFFREY HEDRICK:  Yes.  That’s a – that’s an emphatic yes.  We do that – and I think if you – if you – and I can only ask you to look at a historical cases in which we – our revenues dropped precipitously after 9/11, and we maintained our margins.  And we did that through very tight financial controls, we continue to plan on doing that.  But I would tell you that this past quarter, our engineering expenses were almost 20 percent higher, eight – 17 percent higher than they were in the previous quarter, which was – and represented, by the way, 23 percent of sales in support of our STC (ph) effort, and we still made money, that was a very high expense.  We – I come from a – I come from a background of starting a few businesses, and I’m acutely aware that if you don’t make money and don’t have cash, you don’t have a business.

KEVIN WENCK:  Well thanks for your help, and I hope you get over your cold soon.

GEOFFREY HEDRICK:  Thank you very much.

OPERATOR:  Our next question is coming from Mark Deganhart of Oppenheimer Capital.  Please go ahead.

GEOFFREY HEDRICK:  Good morning, Mark.

MARK DEGANHART, OPPENHEIMER CAPITAL:  Good morning.  Can you give us any sort of sense as to the competitive landscape, if you see your win rate changing much on both sides of the product – both sides of the business?

GEOFFREY HEDRICK:  I will tell you that – and this is a preliminary snapshot, and again that’s one of the reasons I’m delaying a more accurate forward guidance.  But I will tell you, this preliminary snapshot continues to show us as having products in the – excuse me – in the military transport area as being half the price, or a third of the price.  It’s huge difference in costs, and while maintaining good margin.

We expect our competitors to come down, but when you have that kind of advantage, it’s difficult for your competitors to simply drop their prices by 10 or 20 percent.  They – and somehow achieve a more competitive posture.  I would add one other thing, as far as competitive posture, you may – we eluded to a for, but the FAA has issued a guidance paper, which has specifically said that the use of commercial graphics chips, as in the computers, there has to be some feature, if you intend to apply them to assure the integrity of the system.  Because, as you might imagine, the equipment that goes in a PC is not intended necessarily to have very high integrity.

We were granted a patent that allows us to do that, and most significantly the FAA issued our last TSO (ph) with a specific statements saying that our system complies to this guidance, I believe we’re the only people that do.  So we think our competitive posture is very strong.  Hopefully our analysis over the next three weeks will confirm that.

MARK DEGANHART:  OK, and just a quick follow-up to that.  When you make the comment about your pricing being one half to one third while maintaining good margins, is that on an apples to apples basis, flat panel to flat panel, or ...

GEOFFREY HEDRICK:  No, that’s flat panel to flat panel.

MARK DEGANHART:  OK.

GEOFFREY HEDRICK:  And why – and you might reasonably say, well why the hell would you want to drop the price that low?  And that is even though there’s – it’s the all bulls and bears and pigs system.  We make exceptionally good margins at that – at those prices.  It also makes clear to the industry what price point they would have to achieve were they to invest in a new design.  Like to – we would like to – our competitors to save the money on development before they get into building a product that in the end might not be competitive anyway, but simply be a pain in the neck.

MARK DEGANHART:  And my last question, did you say cash rose $17 million in the quarter?  Or was that for the year?

GEOFFREY HEDRICK:  For the year, I’m sorry.

MARK DEGANHART:  OK.  And ending at a total of what?

GEOFFREY HEDRICK:  Eighty ...

UNKNOWN MALE #1:  Eighty-three.

GEOFFREY HEDRICK:  ... 83 million.

MARK DEGANHART:  OK.  That’s all I have.  Thank you.

OPERATOR:  Our next question is coming from David Campbell of Thompson & Davis.  Please go ahead.

DAVID CAMPBELL:  Yes, thanks, Geoff.  What about the September quarter revenues of $8 million?  How much – roughly how much of that was in flat panels?

GEOFFREY HEDRICK:  What was the exact number – what did we have?

UNKNOWN MALE #1:  Yes, revenues in the fourth – in the fourth quarter, David (ph) ...

GEOFFREY HEDRICK:  Flat panels ...

UNKNOWN MALE #1:  ... about $5 million was for flat panel – three million for flat panel, five million for RBSM (ph) in the – in the ...

GEOFFREY HEDRICK:  Forty – it was 40 percent.

UNKNOWN MALE #1:  Yes.

DAVID CAMPBELL:  OK, so basically you went from about 500,000 in the June quarter flat panels to three million in the September quarter?

UNKNOWN MALE #1:  That’s correct.

GEOFFREY HEDRICK:  And by the way, because we received some orders fairly late, we were unable to ship an additional million and a half, so we’re going to ship that in this month.  It is still remarkable that we got orders near the – in the middle of the month, and still manage to ship some significant parts of those.  Manufacturing seems to be coming up quickly to the ramp rate we hope.

DAVID CAMPBELL:  Right, well you had said you booked roughly 10 million of business in the quarter.

GEOFFREY HEDRICK:  That’s correct.

DAVID CAMPBELL:  And you – how much of that did you ship?  Or is that the three – basically the $3 million that you shipped?  Or did you not ship much of that 10 million?

GEOFFREY HEDRICK:  We didn’t ship much of that 10 million, but we did ship some of that ...

UNKNOWN MALE #1:  Right.

GEOFFREY HEDRICK:  ... 10 million.  And I’m trying to avoid giving the exact numbers, because that gives us all of the other numbers that I expect to release in three weeks.

DAVID CAMPBELL:  So of the 10 million, how much of that was in flat panels?

(INAUDIBLE)

GEOFFREY HEDRICK:  Over 50 percent.

DAVID CAMPBELL:  Right.

GEOFFREY HEDRICK:  We’re seeing very – we’re seeing – and again, I baited the question on the forward outlook, based on a – virtually that all occurred in the last month of the quarter, all but about a half a million dollars worth of that flat panel business occurred in the last – in the month of September.  If we look at that and extrapolate, we could come up with a extremely optimistic perspective, that’s why I’m being a little cautious about looking forward.  But we all tend to be very optimistic, especially because the STC (ph), if it went so smoothly, was quite remarkable.  We did – from start to finish we did it in less than three months.

DAVID CAMPBELL:  So it’s not just flat panels that’s going up ....

GEOFFREY HEDRICK:  No, it’s a broad range of products, we’re talking about significant amount of other products that’ll also be part of this packet.  We call it a – we call it a cockpit IP, or information portal, because it really gives us a perspective into a broader range of systems in the aircraft, and that includes things like engine monitoring, not just the display that shows it to you, but the computers that we build tripley (ph) redundant fail operative computers that we have already sold to them – to the Canadian airforce.  Tripley (ph) redundant computers that monitor as much as 41 independent functions.

So we had always hoped and expected the flat panels would be a facilitator for us to sell a broad range of other products, and it is in fact turning out to do exactly that.  So that’s why not only the flat panels, but associated equipment is making it – the whole program look very – be very optimistic.

DAVID CAMPBELL:  So then looking forward, we probably should focus a lot on in general air data sales rather than RBSM (ph) sales?

GEOFFREY HEDRICK:  It will be – we will get some RBSM (ph) sales, because some of our – there are a significant number of people out there, but right now our forecast, or forward look for large – or significant revenues from air data have more to do with air data than they do RBSM (ph).  Again, virtually everything we build at this point is compliant to RBSM (ph), but it is being put into the airplane primarily to support aging technology that’s fundamentally unsupportable.

DAVID CAMPBELL:  Right, I know.  So I’m just trying to – trying to get the direction right, I have – you just have to focus on that, your core air data sale business, which has been described as $30 million sort of annually in the past, that probably is going up, and your – and your RBSM (ph) is going down, that’s a good way to look at it, right?

GEOFFREY HEDRICK:  Well I would suggest that we expect the RBSM (ph) business to be an ongoing sort of – not the kind of peak demand that we had versus the compliance date, but the – some continued demand for RBSM (ph) alone, but then a strong air data core business that we see in both military and air transport.  And interestingly enough, some of the systems like air data and other systems are being facilitated when we do these cockpit upgrades with flat panels.

Again, the flat panels are – provide significant savings to the operators in allowing a common face on the – on the aircraft.  You might remember that one of the strongest sales features of Airbus airplanes was that all of their airplanes had the identical cockpits, with the exception of Mal the 380 (ph), and notably – and I just returned from Europe – notably the 380 (ph) has exactly the same displaced format as we would on our flat panels that we’re putting in the 767.

DAVID CAMPBELL:  So does that mean you could have got some 8380 (ph) business?

UNKNOWN MALE #1:  No, not 380 (ph).

DAVID CAMPBELL:  What about the Airbus business, and how it might – how it might develop for you?

GEOFFREY HEDRICK:  I think it’s very premature, even though I’ve had a couple of meetings, more importantly we’re looking at a broad range of – a broad range of business opportunities in Europe, everything from Raytheon Hawkers (ph) to ...

UNKNOWN MALE #1:  (INAUDIBLE) making a point on the common cockpit ...

GEOFFREY HEDRICK:  Oh, I was – yes, and the point I did make about the Airbus airplanes were that their claim to fame was of course the common cockpit architecture, and we’re – our flat panel system enables you to do exactly the same thing with Boeing.  There is an – there is an opportunity with somebody that operates both 27s, 37s, and 67s, and that will be our first attempt to come up with an application across the fleet with a common look.  It’s a very compelling justification for this kind of retrofit.

UNKNOWN MALE #1:  Simplified ...

GEOFFREY HEDRICK:  Against the retrofit is – again the retrofit is not – because it looks good, but because there are new demand coming up that require systems to be displayed, and not – none the least of which are things like ADSB (ph), and other significant systems looking forward.  And our flat panel allows it.  As an example, we’re in a program where somebody recently put some small flat panel display systems, and now they want to do Tcas (ph) and TOZ (ph), that’s collision avoidance and terrain avoidance.  And they have to put in a whole new display, because the existing equipment that they put in did not have the features ours does.

So even that’s an opportunity to retrofit.  So we see a very – right now, again, I want to wait three – I want to do our work over the next three to four weeks.  But first flush is we’re very optimistic.

DAVID CAMPBELL:  Oh, and another subject, Geoff, can you tell us if you have any plans for the cash you have on hand, either to start a cash dividend, or buy back stock, or just what your thoughts are there?

GEOFFREY HEDRICK:  Well we constantly look at the stock and obviously we believe it’s very strong, so there’s always the review of a buyback program, which we’ve discussed many times on the – at the board level.

I would tell you right now, we are in discussions and review of a potentially use of that cash, not all of it, but some of it.  And we would – we strongly believe that it can be best invested in an acquisition that would be sufficiently synergistic, that it would vastly enhance our – the value of the company.

If we – you know, if we thought that we didn’t have anything else, we would clearly distribute it to our stockholders in the form of a dividend, we don’t believe that’s appropriate at this point.

DAVID CAMPBELL:  OK, thank you.

GEOFFREY HEDRICK:  By the way, being a large stockholder, I wouldn’t mind it, but I hate – I think it can be better used in the – in a variety of other ways.

Next question, please.

OPERATOR:  Our next question is coming from Selman Akyol of Stifel Nicolaus.  Please go ahead.

SELMAN AKYOL, STIFEL NICOLAUS:  Thank you, good morning.

GEOFFREY HEDRICK:  Good morning, Selman.  How are you?

SELMAN AKYOL:  Good.  Yourself?

GEOFFREY HEDRICK:  I’ve been better.

SELMAN AKYOL:  Couple of quick questions, if I may.  First of all, setting RBSM (ph) aside, and you just take a look at air data revenue, it looks like that was five million in the quarter.  Is – was that below your expectations?  And if so, why?  Or is there anything on that number?  Because I find that number low, or surprising, I mean that was definitely different than what we were looking for.

GEOFFREY HEDRICK:  It was – it was less than we anticipated, and we think it’s not business that’s gone away, but again business has slid to the right, and we would hope to have a better and a more accurate forecast at the end of early next month when we come out with our review.  I can tell you that we have revised both people and strategy in our marketing to be far more strategic, and less dependent on opportunistic approach to the market.

We need a good balance of both, but we believe the demand – we think the demand will grow and grow quickly, but we don’t – the magnitude of that, we don’t know.  And yes, we are disappointed and expected more.

SELMAN AKYOL:  OK.  Are higher fuel prices having impacts on upgrades?  I mean is that – do you think that’s impacting your business at all in terms of people postponing doing business?

GEOFFREY HEDRICK:  I – let me back up for a second, Selman.  Just – most of that RBSM (ph) business came in, in the – in the end of last quarter, and if you annualize that, it’s almost 60 million a year.  So we are seeing a strong – after a fairly – in fact, a very weak demand pattern, we’re starting to see a very strong resurgence.  And again, the reason I’m putting off a forward projection is I want to be – if I just looked at September, I could say gee, we bounced back, and we’re going to have a booming year, I want to be more accurate than that.  But there is clear indication that we are on the up side in our recovery.  And I’ll get back to your question if you would be kind enough to repeat it.

SELMAN AKYOL:  OK, the second question was, you know, are higher fuel prices out there having an impact on what your customers are doing in terms of upgrades?

GEOFFREY HEDRICK:  Actually higher prices should probably increase demand, certainly for our DSM (ph) equipment, because flying at lower altitudes is punitive at this point.  And from a flat panel standpoint, we – it clearly doesn’t – it doesn’t significantly ameliorate increased costs, although in the case of a 767, we save almost 250 pounds is – that is a significant fuel saver in itself.  And hopefully the increased facility of guidance in the – in the flat panel will also reflect in fuel savings.  But our primary payback has to do with dispatch reliability, and training, common cockpit training potential.

SELMAN AKYOL:  OK.

GEOFFREY HEDRICK:  The answer is, no it hasn’t negatively impacted.  If anything, it has the potential of positively impacting.  But again, that’s being analyzed in the equation, because it is a significant parameter.

SELMAN AKYOL:  Got you.  And then can you say what backlog was at the end of the quarter?

GEOFFREY HEDRICK:  What?

UNKNOWN MALE #1:  Thirteen million (INAUDIBLE).

GEOFFREY HEDRICK:  We’re going to release that in February.  But it was strong.

SELMAN AKYOL:  OK.

GEOFFREY HEDRICK:  And the reason we’re doing that is that we – we’re looking at – we’re looking at every single order we have, and reviewing its long-term potential and strength, et cetera, so that’s why we’re doing.  But I can tell you, we booked over 10 million.

SELMAN AKYOL:  All right.  If I go back to Q1 ‘04 ...

GEOFFREY HEDRICK:  Yes.

SELMAN AKYOL:  ... you did eight and a half million that quarter, and you brought nine cents to the bottom line, and here you’re just slightly less than that, but your margins are at 62 percent, which was higher than it was back then.  Is the rest of that just the R&D expense that you were talking about earlier?

GEOFFREY HEDRICK:  It’s huge.  I mean – what was – what was – we’re going to look at the numbers, but I can tell you that our engineering this quarter on a quarterly basis represented a little over 20 percent.  So it is associated with the engineering, and primarily with the completion of the STC (ph).

SELMAN AKYOL:  I got you.  And then lastly, if you could just touch on – if you’d be so kind – on the – on the gross margins, you came in at 62 percent this quarter, on what I would say, you know, flat panel was significantly higher in terms of your product mix compared to air data revenue.  And so when you took a look at last quarter, you came in at 65 percent, then it was predominantly air data revenue, you know, like 90, 95 percent, and then you know, as you said, a half a million dollars in flat panel.  Anything going on there as we see – as we see the product shift mix change?

GEOFFREY HEDRICK:  Not appreciably.  And it would be far too premature to sort of project on one month’s worth of revenue, and especially considering this is the ramp up period.  I would not – I believe that’s not significant.  But we also have a – continually have said that – we continue to say that our margins – what we’re looking for is bottom line margins, not top line margins, but not necessarily the gross margins.  Other than maintaining them above 50 percent, and guaranteeing EPS growth.  We’ve been fortunate to have the same kind of margins in our other products, so – and that’s always been intended to do that, but depreciate the first month’s volume production in a product is not something that you want to extrapolate from.

SELMAN AKYOL:  All right, thank you.

GEOFFREY HEDRICK:  Thank you.

OPERATOR:  Our next question is coming from Don Hamilton of Catalyst Associates.  Please go ahead.

DON HAMILTON, CATALYST ASSOCIATES:  Hey, Geoff.

GEOFFREY HEDRICK:  Hi, good morning.  I’m about to run out of voice, so if somebody else could (INAUDIBLE) the conversation, I apologize.  Go ahead.

DON HAMILTON:  No problem.  We’d like to – I’d like to sort of dig into the demand and the market dynamics a little bit in terms of what is creating a fleet operator or transport company, or the military to convert.  What are the various factors that create the time of conversion?  If you could rank them in order of importance, maybe have to go market by market, but in terms of the number of airplanes that might come up for consideration.

And then – and then secondly, how do you – how do you know this?  That is, how do you connect with the final customer?  And is that changing in terms of your approach to understanding and stimulating, or at least giving feedback on what – when people start to look seriously at making large significant fleet conversions?

GEOFFREY HEDRICK:  Let me address in a – in a couple of pieces, and also suggest that a final answer will again be more appropriate in three or four weeks.  But I will give you, you ask, how do we know, and what are the – what kinds of things precipitate somebody doing an upgrade?  Let me – let me give you an example with Canadian Airforce did their fleet of 30 odd airplanes – 30 – about 30 airplanes.  And they made that decision over a six-month period.

I might add – and I have not suggested, we have obtained as well a NATO stock number, that’s really important.  That tell us that any member of NATO can now specifically just order a number, in most cases without competitive bids, and obtain our equipment directly off of this NATO stock number, we’re delighted with it.

Let me go back specifically and tell you what happened at Canadian Airforce.  We ended up replacing with our flat panel system 41 discreet gauges, 41, with essentially three parts.  The down time on those discreet gauges were so significant that they lost a huge amount of fleet availability simply because they were trying to fix or repair 30-year-old gauges.

I will reflect back on – I was in the – IS&S made the last three years of production of an electronic replacement gauge for the engine displays on the T130 (ph).  Prior to that, in the 18-month manufacturing cycle, 100 percent of all the gauges had to be replaced while they were in the factory.  That kind of reliability Lockheed addressed, and addressed on – at Pakistan, and it’s a compelling feature on the aircraft, so it was that kind of decision that made it easy to select our upgrade.

The common training has been a prevailing theme, and the – and that has – again was one of the strong selling features of Airbus equipment, and we can now provide that on Boeing aircraft, and for that matter even have across significant aircraft like RJs (ph) look like 737s.  So the reduction in training costs makes that a compelling retrofit.  Ignoring for a moment that most of the equipment on these fleet are unsupportable, you can no longer get parts, so the cost to repair has gone up, their reliability is significantly lower, and they – and cause – continues to cause departure delays and gate delays.

So it’s those features that make the retrofit compelling.  We can give you more detail we hope in about four weeks.

DON HAMILTON:  Well just ...

GEOFFREY HEDRICK:  And how – and how it relates specifically to our problem.

DON HAMILTON:  Well that’s a – that’s very helpful.  And just a – just a quick follow-up, if – assuming that the industry – various industry segments running from military to private to commercial, appreciate this and understand it, assuming that’s true, which I’m not sure we can assume, then is there – is there – are there other events that actually precipitate the actual placement of the order and the actual decision to convert?  Is it – is – are they always related to engine overhauls?  Are – is it – are there other patterns that might be common to the – to the decision to actually go in and place the order on a retrofit?

GEOFFREY HEDRICK:  It’s probably driven – it’s driven by cost, I think in the end.  I would tell you that if our price point was more in line with prevailing competitive levels, specifically two to three times higher, I would say the market – it was – it was basically not there, because as unpleasant, as painful, and as difficult as some of these features are, you could not justify it in a – from a cost standpoint.

DON HAMILTON:  Right.

GEOFFREY HEDRICK:  The whole key with opening up markets that heretofore did not exist is because we have a low cost very easy install.  This is an amazing product line, in the 767 we’re looking at probably two days or less to install a flight deck upgrade.  Heretofore, it was typically three to four weeks, the amazing, amazing change.  So to your point, I think the thing that drives it is a lower cost, and then the decision may – it comes when the – when the – when adequate funds are available to do it, but by having – by being able to offer it at a much, much lower cost opens up opportunities that just were not there, markets that literally were not there.

DON HAMILTON:  Is the actual conversion oftentimes or always done in conjunction with either scheduled or – in other words, is a decision made, and then they wait for either scheduled or unscheduled maintenance to bring the plane in for two days?

GEOFFREY HEDRICK:  It’s a good question.  A normal – a normal – normally this kind of retrofit is scheduled for heavy maintenance in which the airplane would be down for several weeks, and they would be able to do this modification.  In our case, we are driving toward a less than two day, you know, maybe even one day, so that there would not – you would not have to put down the airplane on a scheduled maintenance necessarily.

It could be a simple A check, a 100-hour check, or something like that.

DON HAMILTON:  OK.

GEOFFREY HEDRICK:  And that’s what we’re driving for.

DON HAMILTON:  That’s ...

GEOFFREY HEDRICK:  To give you – this was designed from day one to be an extremely easy retrofit, and our internal targets were a less than 24-hour return to service.  But we – until we do a bunch of airplanes that refine the process, we can’t guarantee that, but clearly that was the direction.  And the reason we did that is so that this could be done without putting the airplane down for any extended period of time, which as you know is very costly.  Or – and – or be forced to wait for C&D (ph) checks.

DON HAMILTON:  Great.  Thanks.

GEOFFREY HEDRICK:  Just as an aside, we use – in the installation, we use about 90 to 95 percent of the existing wiring with no changes, that’s in a huge, huge – it’s almost unbelievable, just wonderful.  And we were able to successfully do that and get an STC (ph).  And that has broader ramifications, it takes less time, it doesn’t – it doesn’t precipitate new certifications for Herf (ph), et cetera.

DON HAMILTON:  I apologize for extending it.  But just – the – what sort of contact do you have with the person who is making the conversion decision?  Is it indirect?  Is it always direct?  Is there a lag?  I mean how much – how in touch are you?  And how – what is the relationship between you and the decision maker at the – at the airplane transport company, or the – or the ...

GEOFFREY HEDRICK:  It varies, but it’ll vary anywhere – as a decision-maker being in engineering and procurement manager, to in some cases the chief executive to the – of the airline.  So it’s been a combination of both.  It – there isn’t a large lag time, it’s quite different than RBSM (ph), which was RBSM (ph) we sold to installers who in turn sold to the end users, and here we – here we intend to sell either through our partner, ABX Air (ph), which we already successfully did enormously successfully on our DC9 (ph), they are pursuing exactly the same thing on the 767, and talking directly to the end users.

And would provide a turnkey installation, which is unheard of in this industry.  Literally they have two large runways in the middle of Ohio, bring an airplane in, and it’s certainly my target, they’re – they’ve been a great partner, and I think they’re trying to drive for the fastest turnaround they can get.

I got to end the call, because I’m about to drop.  And it is an hour, I appreciate your time, and I appreciate your interest.  If you have further questions, you can call Jim Reilly or Roman on a selected basis, we’re happy to answer any other specific questions.  But I will tell you that when we come out with our year end results, we intend to be a bit more specific in the opportunities that we see going forward.  And I thank you very much for your time.

OPERATOR:  Thank you.  This does conclude today’s Innovative Solutions and Support conference call.  You may now disconnect your lines.

END